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                                                                 Exhibit (a)(12)

                                AMENDMENT NO. 11
                         TO THE DECLARATION OF TRUST OF
                                 NORTHERN FUNDS
                          (A DELAWARE STATUTORY TRUST)

      The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds on May 5, 2006.

      RESOLVED, that the termination of the Northern Funds Growth Opportunities Fund, be, and it hereby is, ratified, confirmed and approved; and

      FURTHER RESOLVED, that pursuant to Article V, Section 2 of the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Northern Growth Opportunities Fund; and

      FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such filing is appropriate.

Date:  May 5, 2006                      /s/ Jeffrey A. Dalke
                                        ----------------------------------------
                                        Jeffrey A. Dalke
                                        Secretary